As filed with the Securities and Exchange Commission on July 10, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

__________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

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PACIFIC GOLD CORP.

(Exact Name of Registrant as Specified in Its Charter)

NEVADA	98-0408708
State or Other Jurisdiction of Incorporation or Organization	(I.R.S. Employer Identification Number)

465 SOUTH MEADOWS PARKWAY, SUITE 20

RENO, NEVADA 89521

(Address of Principal Executive Offices)

2007 EQUITY PERFORMANCE PLAN

(Full Title of the Plan)

MITCHELL GEISLER

Chief Operating Officer

Pacific Gold Corp.

465 South Meadows Parkway, Suite 20

Reno, Nevada 89521

(888) 257-4193

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

with a copy to:

ANDREW D. HUDDERS, ESQ.

Golenbock Eiseman Assor Bell & Peskoe

437 Madison Avenue, 40th Floor

New York, New York 10022

Telephone:  (212) 907-7349

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock issuable upon exercise of Awards that may be granted under the 2007 Equity Performance Plan	20,000,000	$.21(2)	$4,200,000	$128.94
TOTAL………………………………………………………………………………………………………………………$128.94

(1)

Pursuant to Rule 416, there are also being registered additional shares of common stock as may become issuable pursuant to the anti-dilution provisions of such plan.

(2)

Based on the last sale price of a share of our common stock as reported by The Nasdaq OTC Bulletin Board on July 5, 2007 in accordance with Rules 457(c) and 457(h) promulgated under the Securities Act of 1933, as amended.

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In accordance with the provisions of Rule 462 promulgated under the Securities Act, this registration statement will become effective upon filing with the Securities and Exchange Commission.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.

Plan Information.*

Item 2.

Registrant Information and Employee Plan Annual Information. *

*

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference.

The following documents that we have previously filed with the SEC are incorporated by reference in this registration statement:

•

our annual report on Form 10-KSB for the fiscal year ended December 31, 2006

•

our current report on Form 8-K filed February 27, 2007; and

•

our proxy statement on Schedule 14A dated May 2, 2007, filed April 25, 2007.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all the securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part of this registration statement from the respective date of filing.  Any statement contained in a document incorporated by reference in this registration statement will be modified or superseded for all purposes to the extent that a statement contained in this registration statement or in any other subsequently filed document which is incorporated by reference modifies or replaces such statement.

Item 4.

Description of Securities.

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934.

Item 5.

Interests of Named Experts and Counsel.

Not applicable.

Item 6.

Indemnification of Directors and Officers.

The Nevada Business Corporation Act permits Nevada corporations such as ours to include in the articles of incorporation a provision eliminating or limiting directors’ exposure to liability for monetary damages for breaches of their duty of care as directors, if the director acted in good faith and with ordinary care. The act does not eliminate the directors’ liability for monetary damages for acts or omissions not in good faith or involving the intentional violations of law, the improper purchase or redemption of stock, payment of improper dividends or any transaction from which the director received an improper personal benefit.

The act also permits Nevada corporations to include in the articles of incorporation a provision to indemnify any and all persons it has the power to indemnity.  The act provides that a Nevada corporation may indemnify a person who was, is or is threatened to be made, a named party in a proceeding because the person is or was acting on behalf of the corporation. The indemnification by the corporation may be made if it is determined that the person conducted himself in good faith, reasonably believed that the conduct was in the corporation’s best interests if the indemnitee is a director, or was at least not opposed to the corporations’ best interests if the person was someone other than a director.  Directors may not be indemnified if the person improperly benefited personally or the person is found liable to the corporation.  The indemnification may be in respect of judgments, penalties, fines, settlements and reasonable expenses actually incurred.

We have implemented the above-described provisions in our articles of incorporation.  In addition, our by-laws provide for similar provisions.  We do not have separate agreements of indemnification or advancement of expenses.  We do not have directors and officers insurance.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, indemnification is against public policy and is therefore unenforceable.  In the event that a claim for indemnification against liabilities, other than the payment by us of expenses incurred by a director, officer or controlling person in successful defense of any action, suit or proceedings, is asserted by such director, officer or controlling person in connection with the securities being offered or sold by us, we will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the federal securities law, and will be governed by the final adjudication of such case.

Item 7.

Exemption from Registration Claimed.

Not Applicable.

Item 8.

Exhibits.

Exhibit No.	Description
4.1	2007 Equity Performance Plan (filed herewith)
5.1	Opinion of Golenbock Eiseman Assor Bell & Peskoe (filed herewith)
23.1	Consent of Mantyla McReynolds, LLC (filed herewith)
23.2	Consent of Golenbock Eiseman Assor Bell & Peskoe (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)

Item 9.

Undertakings.

(a)

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the registration of the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Reno, Nevada, on this 9th day of July, 2007.

PACIFIC GOLD CORP.

By: /s/ Robert Landau

      Robert Landau, Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Robert Landau and Mitchell Geisler his true and lawful attorney-in-fact and agent, acting separately, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

(a) Signature	Title	Date
/s/ Robert Landau Robert Landau	Chief Executive Officer and Director (Principal Executive Officer and Acting Principal Financial Officer and Principal Accounting Officer)	July 9, 2007
/s/ Mitchell Geisler Mitchell Geisler	Chief Operating Officer, Secretary, Treasurer and Director	July 9, 2007

EXHIBIT INDEX

Exhibit No.	Description
4.1	2007 Equity Performance Plan(1)
5.1	Opinion of Golenbock Eiseman Assor Bell & Peskoe (1)
23.1	Consent of Mantyla McReynolds, LLC(1)
23.2	Consent of Golenbock Eiseman Assor Bell & Peskoe (included in Exhibit 5.1) (1)
24.1	Power of Attorney (included on signature page) (1)

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(1)   Filed herewith